NR10-01	January 12, 2010

International Tower Hill Mines Ltd. Hires Chief Operating Officer
for the Development of its Livengood Project, Alaska

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce the hiring of Mr. Carl Brechtel as the Company’s new Chief Operating Officer.  Mr. Brechtel has 30 years of mining industry experience on four continents, much of it in the design and development of new projects.  He most recently held the position of Pre-feasibility Manager for AngloGold’s La Colosa operation in Columbia, a large, open pit-milling, development project.  Mr. Brechtel will be in charge of advancing the Livengood project toward production as well as assembling the operational team necessary to construct and operate a major mining project.

Jeffrey Pontius, President and CEO for ITH, stated “The addition of Mr Brechtel to our management team is a major step forward for the Livengood project on its path to becoming Alaska’s next mine and for ITH as an emerging gold company.  We are exceptionally fortunate to have an individual like Mr. Brechtel with such depth in not only project development but also operational team building; it is a very exciting time for us all.”

Mr. Brechtel has spent the past 12 years working for AngloGold Ashanti Limited in various mining project development roles around the globe.  His recent role in directing the development work for AngloGold on its La Colosa project in Columbia, a major, large scale, low-grade open pit milling project, is particularly timely for the Livengood project.  Mr. Brechtel’s extensive operational and project development history in various geologic settings spans projects in North America, Australia, South America and Africa.  Prior to his work at AngloGold, Mr. Brechtel operated a mining engineering consulting company providing services to various clients, including many of North America’s major gold producers.

Grant of Incentive Stock Options

The Company also announces that, pursuant to its 2006 Incentive Stock Option Plan, it has granted Mr. Brechtel incentive stock options to purchase 250,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 12, 2012 at a price of CAD 7.95 per share.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of

INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for the expansion of the estimated resources at Livengood, the potential for any production at the Livengood project, business and financing plans and business trends, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and the Company’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.